EXHIBIT 99.1
Harris Corporation Second Quarter Revenue Increases 14%
Company raises Fiscal 2006 Earnings Guidance
MELBOURNE, Florida, January 25, 2006 – Harris Corporation (NYSE:HRS) today announced significant increases in revenue and non-GAAP net income for the second quarter of fiscal year 2006. Revenue in the second quarter increased 14 percent to $842 million. GAAP net income for the second quarter of fiscal year 2006 was $30.0 million, and earnings were $.22 per diluted share. Non-GAAP net income was $72.5 million, or $.52 per diluted share, after excluding charges totaling $42.5 million after-tax, or $.30 per share. Second quarter charges are related to the previously announced discontinuance of legacy international microwave products, the acquisition of Leitch Technology, and cost-reduction actions in the Broadcast Communications segment that began in the first quarter of fiscal year 2006. Details related to these charges are provided in the attached Reconciliation of Non-GAAP Financial Measures (Tables 5, 6, and 7) and accompanying notes.
The company also increased non-GAAP earnings guidance for fiscal year 2006 to a range of $2.05 to $2.15 per diluted share. On a GAAP basis, including estimated charges of $.49 per share associated with the above actions, earnings guidance for fiscal year 2006 is a range of $1.56 to $1.66 per share. Revenue growth for the company in fiscal year 2006 is expected to be in the range of 13 - 15 percent above fiscal year 2005.
“Harris delivered another solid quarter of revenue and non-GAAP earnings growth,” said Howard L. Lance, chairman, president and chief executive officer. “Customer demand for tactical radios at our RF Communications business remains very strong. Demand is improving for digital products, systems, and software at our Microwave and Broadcast businesses, and cost-reduction actions are delivering increased margins. Program execution and profitability at our Government Communications Systems business remain solid.”
Government Communications Systems
Revenue in the Government Communications Systems segment was $443.5 million in the second quarter, compared to $447.3 million in the year-ago quarter. The year-ago quarter benefited from $22 million in revenue from the Iraqi Media Network (IMN) program. Sequentially, revenue increased 3 percent. Operating income was $53.9 million, compared to $53.1 million in the prior-year quarter. Ongoing strength in operating margin resulted from excellent program execution and a continued high mix of fixed-price production programs.

Year-over-year revenue in the second quarter increased in the Department of Defense and the Technical Services program areas and, excluding IMN, revenue also increased in the Civil programs area. Lower revenue was reported in the National programs area where budget constraints impacting the intelligence community have delayed the implementation of several classified programs.
Programs that experienced year-over-year growth in the quarter included the $1 billion, 10-year Patriot technical services program for the National Reconnaissance Office; the $2.2 billion FAA Telecommunications Infrastructure program; the FAB-T satellite communications program for U.S. Air Force strategic aircraft; the three-year, $77 million RADIC program to provide knowledge-management software systems for the National Security Agency (NSA); and the F/A-18 Fighter program, in which Harris is providing a variety of networking equipment for pilot situational awareness. Quarterly revenue also benefited from growing sales for the segment’s commercial satellite antenna products.
New program wins during the quarter included a three-year, $27 million program to develop and integrate a communications system that will link the U.S. Navy’s Advanced Deployable System undersea surveillance sensors with host Littoral Combat Ships; a $5 million contract that expands work scope on the F/A-18 Fighter; a $20 million follow-on contract for a Multifunctional Information Distribution System for naval aircraft; an $8 million follow-on contract for In-flight Interceptor Communications System data terminals for the U.S. Missile Defense Agency; a $40 million contract extension from the U.S. Census Bureau for the $210 million MAF/TIGER database modernization program; and a potential 5-year, $90 million technical services contract to provide the U.S. Army with information systems engineering and information technology services. Harris also received an $8 million initial design and development contract to provide ground terminals for the National Oceanographic and Atmospheric Administration’s GOES-R weather satellite program. GOES-R has a potential program value, following the down-select, of $750 million to $1 billion.
RF Communications
Revenue in the RF Communications segment was $180.8 million in the second quarter, a 55 percent increase compared to the year-ago quarter. Orders for the first half of fiscal year 2006 were up 50 percent, compared to the first half of fiscal year 2005. Sales and orders were higher in both U.S. and international markets. Operating income in the quarter was $61.5 million. Harris continues to increase investment in new products, including development of the new Falcon® III radios.

Strong sales to U.S. Department of Defense customers reflected increased order momentum for tactical radios. During the quarter, Harris was awarded a potential $205 million contract for AN/PRC-117F(C) multiband radios as part of the U.S. Marine Corps’ ongoing communications standardization program. The company received an initial $67 million order against this contract. Also in the quarter, the Marine Corps increased the ceiling value on a five-year contract from $75 million to a potential $586 million and awarded Harris an additional order of $52 million under the contract for high-frequency (HF) AN/PRC-150(C) Falcon® II radios. Orders were also placed by several classified customers for the segment’s new AN/PRC-152(C) Falcon III hand-held radios, which provide interoperability with key legacy waveforms, including SINCGARS.
The segment won a $2 million contract from USCENTCOM, the first for its new Falcon Watch™ advanced sensor system. Falcon Watch™ offers remote, unattended intrusion detection and surveillance capabilities ideally suited to the defense of installations and perimeters.
International orders in the quarter demonstrated the continued expansion of market opportunities for the Harris Falcon® family of tactical radios. Significant new orders were received from the governments of Ethiopia, Angola, and Tajikistan. In addition, Harris received orders for its Type 1 encrypted secure radios from the governments of Canada and Australia, which are among the few governments that have received permission from the U.S. government to purchase Harris Type 1 secure tactical radios.
Following the close of the quarter, Harris was awarded a $9 million order for Falcon II HF radios for the Iraq Ministry of Defense. The radios will provide a tactical communications backbone and interoperability between U.S. and Iraqi forces.
Microwave Communications
Revenue in the Microwave Communications segment was $89.2 million in the second quarter, compared to $85.5 million in the prior-year quarter. Orders for the first half of fiscal 2006 increased 21 percent, compared to the prior-year period, and reflected significantly higher demand in the international market.
The segment reported a GAAP operating loss of $29.5 million in the second quarter, reflecting a $35.5 million pre-tax charge associated with the previously announced second quarter end-of-life program for a number of international radios, including the MicroStar™ M/H, MicroStar™ L, Galaxy™, and Clearburst™ families. The success and rapid market acceptance of the new

TRuepoint™ family of radios, which are replacing legacy radios, accelerated the product discontinuance plan. Sales of TRuepoint radios have consistently exceeded expectations.
Non-GAAP operating income, excluding the charges, was $6.0 million in the second quarter, compared to $2.6 million in the prior year. Higher sales volume and an increased mix of TRuepoint products resulted in an operating margin, excluding the charges, of 6.7 percent in the second quarter of fiscal year 2006.
Market demand for Harris microwave radios during the quarter continued to be strong in North America, reflecting increased requirements by mobile operators, utilities, right-of-way networks, and private and government networks.
The Microwave segment had another strong quarter for international orders due to improving market conditions and worldwide demand for new TRuepoint radios. International market conditions continue to improve as network expansions and new network builds, including 3G networks, increase microwave requirements. International orders reflected a broadening customer base, with regional strength in the Middle East, Africa, Latin America, and Europe.
During the quarter, significant international orders were received from VeeNetworks in Nigeria, MTN Nigeria, Umniah Mobile Company in Jordan, Beltel (Gazprom) Russia, Radiocomunicatii Romania, Nextel Mexico, and Brasil Telecom.
Broadcast Communications
Revenue in the Broadcast Communications segment was $135.4 million in the second quarter, compared to $98.9 million in the prior-year quarter. Revenue in the second quarter benefited from the acquisition of Leitch Technology, acquired in October 2005, and Encoda Systems, acquired in November 2004. GAAP operating income was $3.2 million. Non-GAAP operating income was $14.9 million, excluding previously announced charges in the quarter of $11.7 million associated with the acquisition of Leitch and cost-reduction actions that began in the first quarter of fiscal year 2006. Excluding these charges, operating margin reached 11.0 percent. Improved margin performance reflects the impact of higher-margin product lines from acquired companies and cost-reduction actions.
Leitch Technology sales were strong in the quarter, with double-digit growth compared to the prior-year quarter. Growth occurred in all product areas, fueled by new digital product introductions. The Leitch product portfolio has further strengthened the company’s position as the leading end-to-end provider of total content delivery solutions.

Major orders for the segment during the quarter included digital TV transmission equipment for Gray Communications and Entravision Communications in the U.S.; TV equipment for Radiocomunicatii in Romania; digital radio transmitters and exciters for Clear Channel Communications in the U.S.; and digital software systems for Swisscom Broadcasting, BridgeNetworks in Australia, and KUB Telekomunikasi in Malaysia.
Outlook
“Our financial performance in the first half of the fiscal year has exceeded expectations,” Lance said. “Our recent acquisitions are performing on plan and contributing to growth and earnings expansion. We see strength in demand and profitability continuing at RF Communications, and we expect further improvements at Microwave and Broadcast in the second half. Harris will continue to benefit from its diverse portfolio of businesses, serving a variety of government and commercial communications markets.”
Harris will host a conference call today at 5:00 p.m., Eastern Time, to discuss the above items. Interested individuals are invited to listen to the call by using a dial-in number: (719) 457-2625, access code: 2244797. The conference call also will be broadcast live via the Internet at http://www.harris.com. A replay of the teleconference will be available beginning at 8:00 p.m., Eastern Time, and will run until midnight, Eastern Time, on Wednesday, February 1. To access the replay, please call (719) 457-0820, access code: 2244797. A recording of the call will also be available on Harris’ website beginning at 7:00 p.m., Eastern Time on January 25.
Harris is an international communications and information technology company serving government and commercial markets in more than 150 countries. With headquarters in Melbourne, Florida, the company has annual sales of over $3 billion and has more than 13,000 employees – including 5,500 engineers and scientists – dedicated to the development of best-in-class assured communications™ products, systems, and services. The company’s operating divisions serve markets for government communications, RF communications, broadcast communications, and microwave communications. Additional information about Harris Corporation is available at www.harris.com.
Non-GAAP Financial Measures
 This press release contains non-GAAP financial measures within the meaning of Regulation G promulgated by the SEC, including earnings per share for the second quarter and fiscal 2006 earnings-per-share guidance excluding the impact of any charges associated with inventory write-downs in the Microwave segment, cost-reduction items in our Broadcast Communications segment, and the acquisition-related costs associated with our Leitch acquisition. Harris management believes that these non-GAAP financial measures, when considered together with the GAAP financial measures, provide information that is useful to investors in understanding period-over-period operating results separate and apart from items that may, or could, have a disproportionately positive or negative impact on results in any particular period. Management also believes that these non-GAAP financial measures enhance the ability of investors to analyze Harris business trends and to better understand the company’s performance. In addition, the company may utilize non-GAAP financial measures as a guide in its forecasting, budgeting, and long-term planning process and to measure operating performance for some management compensation purposes. Any analysis of non-GAAP financial measures should be used only in conjunction with results presented in accordance with GAAP.
Forward-Looking Statement
 Statements in this press release that are not historical facts are forward-looking statements that reflect management’s current expectations, assumptions, and estimates of future performance and economic conditions. Such statements are made in reliance upon the safe harbor provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements in this release include but are not limited to: earnings guidance for fiscal 2006, the potential value of contract awards and potential contract awards, and statements regarding outlook, including expected revenue growth. The Company cautions investors that any forward-looking statements are subject to risks and uncertainties that may cause actual results and future trends to differ materially from those matters expressed in or implied by such forward-looking statements. The Company’s consolidated results and the forward-looking statements could be affected by many factors, including but not limited to: our participation in markets that are often subject to uncertain economic conditions which makes it difficult to estimate growth in our markets and, as a result, future income and expenditures; our dependence on the U.S. government for a significant portion of our revenues, and the loss of this relationship or a shift in U.S. government funding could have adverse consequences on our future business; potential changes in U.S. government or customer priorities due to program reviews or revisions to strategic objectives, including termination of or potential failure to fund U.S. government contracts; risks inherent with large long-term fixed-price contracts, particularly the ability to contain cost overruns; the performance of critical subcontractors or suppliers; financial and government and regulatory risks relating to international sales and operations, including fluctuations in foreign currency exchange rates and the effectiveness of our currency hedging program; our ability to continue to develop new products that achieve market acceptance; the consequences of future geo-political events, which may affect adversely the markets in which we operate, our ability to insure against risks, our operations or our profitability; strategic acquisitions and the risks and uncertainties related thereto, including our ability to manage and integrate acquired businesses; potential claims that we are infringing the intellectual property rights of third parties; the successful resolution of patent infringement claims and the ultimate outcome of other contingencies, litigation and legal matters; customer credit risk; the fair values of our portfolio of passive investments, which values are subject to significant price volatility or erosion; risks inherent in developing new technologies; the potential impact of hurricanes on our operations in Florida and the potential impact of earthquakes on our operations in California; the ability to recruit and retain qualified personnel; and general economic conditions in the markets in which we operate. Further information relating to factors that may impact the Company’s results and forward-looking statements are disclosed in the Company’s filings with the SEC. Harris disclaims any intention or obligation, other than imposed by law, to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.
Attachments: Financial Statements (seven tables).
# # #
Investor relations inquiries: Pamela Padgett at 321-727-9383, or pamela.padgett@harris.com
Media inquiries: Tom Hausman at 321-727-9131, or tom.hausman@harris.com
For additional information, contact Harris Corporation at webmaster@harris.com.

Table 1
HARRIS CORPORATION
FY’06 Second Quarter Summary
CONSOLIDATED STATEMENT OF INCOME

	Quarter Ended		Two Quarters Ended
	December 30,	December 31,	December 30,	December 31,
	2005	2004	2005	2004
	(In millions, except per share amounts)

Revenue from product sales and services	$841.6	$737.2	$1,601.3	$1,406.6

Cost of product sales and services	(602.3)	(540.2)	(1,137.1)	(1,044.3)
Engineering, selling and administrative expenses	(171.0)	(124.2)	(312.5)	(225.2)
Non-operating income (loss)	(0.2)	(3.5)	(0.8)	(5.2)
Interest income	3.0	1.6	6.2	3.9
Interest expense	(10.1)	(6.0)	(16.5)	(12.0)

Income before income taxes	61.0	64.9	140.6	123.8
Income taxes	(31.0)	(19.8)	(60.3)	(38.6)

Net income	$30.0	$45.1	$80.3	$85.2

Net income per common share

Basic	$.23	$.34	$.61	$.64

Diluted	$.22	$.33	$.58	$.62

Cash dividends paid per common share	$.08	$.06	$.16	$.12

Basic weighted average shares outstanding	132.9	132.9	132.6	132.7
Diluted weighted average shares outstanding	141.7	141.7	141.4	141.3

Table 2
HARRIS CORPORATION
FY’06 Second Quarter Summary
BUSINESS SEGMENT INFORMATION

	Quarter Ended		Two Quarters Ended
	December 30,	December 31,	December 30,	December 31,
	2005	2004	2005	2004
	(In millions)
Revenue
Government Communications Systems	$443.5	$447.3	$876.0	$879.5
RF Communications	180.8	116.3	351.7	229.6
Microwave Communications	89.2	85.5	164.5	154.9
Broadcast Communications	135.4	98.9	223.1	166.3
Corporate eliminations	(7.3)	(10.8)	(14.0)	(23.7)

	$841.6	$737.2	$1,601.3	$1,406.6

Income Before Income Taxes
Segment Operating Income (Loss):
Government Communications Systems	$53.9	$53.1	$107.3	$98.2
RF Communications	61.5	32.4	119.6	63.9
Microwave Communications	(29.5)	2.6	(26.5)	3.5
Broadcast Communications	3.2	1.0	(8.8)	3.3
Headquarters expense	(15.7)	(13.6)	(31.2)	(27.4)
Corporate eliminations	(5.1)	(2.7)	(8.7)	(4.4)
Non-operating income (loss)	(0.2)	(3.5)	(0.8)	(5.2)
Net interest	(7.1)	(4.4)	(10.3)	(8.1)

	$61.0	$64.9	$140.6	$123.8

Table 3
HARRIS CORPORATION
FY’06 Second Quarter Summary
CONSOLIDATED STATEMENT OF CASH FLOWS

	Two Quarters Ended
	December 30,	December 31,
	2005	2004
	(In millions)
Operating Activities
Net income	$80.3	$85.2
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	44.5	39.5
Non-current deferred income tax	(33.1)	4.5
Loss (gain) on the sale of securities available-for-sale	—	3.1
(Increase) decrease in:
Accounts and notes receivable	25.4	12.3
Inventories	(28.3)	(21.4)
Increase (decrease) in:
Accounts payable and accrued expenses	(46.8)	(48.7)
Advance payments and unearned income	16.0	3.0
Income taxes	38.1	(7.6)
Other	13.2	20.8

Net cash provided by operating activities	109.3	90.7

Investing Activities
Cash paid for acquired businesses	(443.5)	(426.4)
Additions of plant and equipment	(35.7)	(34.4)
Additions of capitalized software	(18.9)	(5.9)
Proceeds from the sale of securities available-for-sale	—	13.1

Net cash used in investing activities	(498.1)	(453.6)

Financing Activities
Proceeds from borrowings	321.1	69.4
Payment of borrowings	(23.0)	(76.8)
Proceeds from exercise of employee stock options	20.0	22.8
Repurchase of common stock	(6.0)	(36.2)
Cash dividends	(21.3)	(16.0)

Net cash provided by (used in) financing activities	290.8	(36.8)

Effect of exchange rate changes on cash and cash equivalents	(1.5)	2.6

Net (decrease) in cash and cash equivalents	(99.5)	(397.1)

Cash and cash equivalents, beginning of year	377.6	627.5

Cash and cash equivalents, end of period	$278.1	$230.4

Table 4
HARRIS CORPORATION
FY’06 Second Quarter Summary
CONDENSED CONSOLIDATED BALANCE SHEET

	December 30,	July 1,
	2005	2005
	(In millions)
Assets

Cash and cash equivalents	$278.1	$377.6
Receivables	490.6	494.0
Inventories	411.3	347.8
Current deferred income taxes	113.6	96.0
Plant and equipment	331.7	307.8
Goodwill	906.5	569.9
Identifiable intangible assets	180.4	99.1
Non-current notes receivable	10.9	13.6
Other assets	162.7	151.6

	$2,885.8	$2,457.4

Liabilities and Shareholders’ Equity

Short-term debt	$9.0	$4.2
Accounts payable and accrued expenses	448.4	441.9
Advance payments and unearned income	155.0	139.0
Income taxes payable	7.6	5.1
Non-current deferred income taxes	42.4	26.7
Long-term debt	699.8	401.4
Shareholders’ equity	1,523.6	1,439.1

	$2,885.8	$2,457.4

HARRIS CORPORATION
FY’06 Second Quarter Summary
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES AND REGULATION G DISCLOSURE
To supplement our consolidated financial statements presented in accordance with accounting principles generally accepted in the United States (GAAP), we provide additional measures of segments’ operating income (loss), net income, and net income per diluted share adjusted to exclude certain costs, expenses, and losses. Management of Harris believes that these non-GAAP financial measures provide information that is useful to investors in understanding period-over-period operating results separate and apart from items that may, or could, have a disproportionate positive or negative impact on results in any particular period. Management also believes that these non-GAAP measures enhance the ability of an investor to analyze trends in Harris’ business and to better understand our performance. In addition, the Company may utilize non-GAAP financial measures as a guide in its budgeting and long-term planning process and to measure operating performance for some management compensation purposes. Any analysis of non-GAAP financial measures should be used only in conjunction with results presented in accordance with GAAP. A reconciliation of these non-GAAP financial measures with the most directly comparable financial measures calculated in accordance with GAAP follows:

Table 5
HARRIS CORPORATION
FY’06 Second Quarter Summary
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
Consolidated Statement Of Income

	Quarter Ended			Quarter Ended
	December 30, 2005			December 31, 2004
	As Reported	Adjustment	Non-GAAP	As Reported	Adjustment	Non-GAAP
	(In millions, except per share amounts)
Revenue from product sales and services	$841.6	$—	$841.6	$737.2	$—	$737.2

Cost of product sales and services (A)	(602.3)	35.0	(567.3)	(540.2)	4.8	(535.4)
Engineering, selling and administrative expenses (B)	(171.0)	12.2	(158.8)	(124.2)	3.8	(120.4)
Non-operating income (loss)	(0.2)	—	(0.2)	(3.5)	—	(3.5)
Interest income	3.0	—	3.0	1.6	—	1.6
Interest expense	(10.1)	—	(10.1)	(6.0)	—	(6.0)

Income before income taxes	61.0	47.2	108.2	64.9	8.6	73.5
Income taxes	(31.0)	(4.7)	(35.7)	(19.8)	(1.6)	(21.4)

Net Income	$30.0	$42.5	$72.5	$45.1	$7.0	$52.1

Net Income per diluted common share	$.22	$.30	$.52	$.33	$.05	$.38

	Two Quarters Ended			Two Quarters Ended
	December 30, 2005			December 31, 2004
	As Reported	Adjustment	Non-GAAP	As Reported	Adjustment	Non-GAAP
	(In millions, except per share amounts)
Revenue from product sales and services	$1,601.3	$—	$1,601.3	$1,406.6	$—	$1,406.6

Cost of product sales and services (A)	(1,137.1)	46.3	(1,090.8)	(1,044.3)	4.8	(1,039.5)
Engineering, selling and administrative expenses (B)	(312.5)	18.9	(293.6)	(225.2)	3.8	(221.4)
Non-operating income (loss)	(0.8)	—	(0.8)	(5.2)	—	(5.2)
Interest income	6.2	—	6.2	3.9	—	3.9
Interest expense	(16.5)	—	(16.5)	(12.0)	—	(12.0)

Income before income taxes	140.6	65.2	205.8	123.8	8.6	132.4
Income taxes	(60.3)	(7.6)	(67.9)	(38.6)	(1.6)	(40.2)

Net Income	$80.3	$57.6	$137.9	$85.2	$7.0	$92.2

Net Income per diluted common share	$.58	$.41	$.99	$.62	$.05	$.67

Table 6
HARRIS CORPORATION
FY’06 Second Quarter Summary
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
BUSINESS SEGMENT INFORMATION

	Quarter Ended			Quarter Ended
	December 30, 2005			December 31, 2004
	As Reported	Adjustment	Non-GAAP	As Reported	Adjustment	Non-GAAP
	(In millions)
Revenue
Government Communications Systems	$443.5	$—	$443.5	$447.3	$—	$447.3
RF Communications	180.8	—	180.8	116.3	—	116.3
Microwave Communications	89.2	—	89.2	85.5	—	85.5
Broadcast Communications	135.4	—	135.4	98.9	—	98.9
Corporate eliminations	(7.3)	—	(7.3)	(10.8)	—	(10.8)

	$841.6	$—	$841.6	$737.2	$—	$737.2

Income Before Income Taxes
Segment Operating Income (Loss):
Government Communications Systems	$53.9	$—	$53.9	$53.1	$—	$53.1
RF Communications	61.5	—	61.5	32.4	—	32.4
Microwave Communications (C)	(29.5)	35.5	6.0	2.6	—	2.6
Broadcast Communications (D)	3.2	11.7	14.9	1.0	8.6	9.6
Headquarters expense	(15.7)	—	(15.7)	(13.6)	—	(13.6)
Corporate eliminations	(5.1)	—	(5.1)	(2.7)	—	(2.7)
Non-operating income (loss)	(0.2)	—	(0.2)	(3.5)	—	(3.5)
Net interest	(7.1)	—	(7.1)	(4.4)	—	(4.4)

	$61.0	$47.2	$108.2	$64.9	$8.6	$73.5

	Two Quarters Ended			Two Quarters Ended
	December 30, 2005			December 31, 2004
	As Reported	Adjustment	Non-GAAP	As Reported	Adjustment	Non-GAAP
	(In millions)
Revenue
Government Communications Systems	$876.0	$—	$876.0	$879.5	$—	$879.5
RF Communications	351.7	—	351.7	229.6	—	229.6
Microwave Communications	164.5	—	164.5	154.9	—	154.9
Broadcast Communications	223.1	—	223.1	166.3	—	166.3
Corporate eliminations	(14.0)	—	(14.0)	(23.7)	—	(23.7)

	$1,601.3	$—	$1,601.3	$1,406.6	$—	$1,406.6

Income Before Income Taxes
Segment Operating Income (Loss):
Government Communications Systems	$107.3	$—	$107.3	$98.2	$—	$98.2
RF Communications	119.6	—	119.6	63.9	—	63.9
Microwave Communications (C)	(26.5)	35.5	9.0	3.5	—	3.5
Broadcast Communications (D)	(8.8)	29.7	20.9	3.3	8.6	11.9
Headquarters expense	(31.2)	—	(31.2)	(27.4)	—	(27.4)
Corporate eliminations	(8.7)	—	(8.7)	(4.4)	—	(4.4)
Non-operating income (loss)	(0.8)	—	(0.8)	(5.2)	—	(5.2)
Net interest	(10.3)	—	(10.3)	(8.1)	—	(8.1)

	$140.6	$65.2	$205.8	$123.8	$8.6	$132.4

Table 7
HARRIS CORPORATION
FY’06 SUMMARY OF NON-GAAP CHARGES

	Quarter Ended			Quarter Ended
	September 30, 2005			December 30, 2005
	Pre-Tax	After-Tax	EPS	Pre-Tax	After-Tax	EPS
	(In millions, except per share amounts)

BCD Cost Reduction(D)	$18.0	$15.1	$0.11	$5.2	$3.6	$0.02
Leitch Acquisition Costs (D)	—	—	—	6.5	6.5	0.05
MCD Product Discontinuances (C)	—	—	—	35.5	32.4	0.23

	$18.0	$15.1	$0.11	$47.2	$42.5	$0.30

	Fiscal Year (Forecasted)
	2006
	Pre-Tax	After-Tax	EPS
	(In millions, except per share amounts)

BCD Cost Reduction(D)	$30.0	$24.7	$0.17
Leitch Acquisition Costs (D)	8.5	7.9	0.06
MCD Product Discontinuances (C)	40.5	37.4	0.26

	$79.0	$70.0	$0.49

HARRIS CORPORATION
FY’06 Second Quarter Summary
RECONCILIATION OF GAAP TO NON-GAAP MEASUREMENTS
Notes to tables 5, 6, and 7:
Note A — Adjustments to cost of product sales and services for the quarter and two quarters ended December 30, 2005 include inventory write-downs related to product discontinuances in the Microwave Communications segment ($35.0 million). Adjustments to cost of product sales and services for the two quarters ended December 30, 2005 also include inventory write-downs associated with previously announced cost reduction actions including the transfer of European manufacturing to the United States and outsourcing of other manufacturing activity in the Broadcast Communications segment ($11.3 million). Adjustments to cost of product sales and services for the quarter and two quarters ended December 31, 2004, relate to impairment losses on capitalized software development costs ($4.8 million) associated with our acquisition of Encoda Systems, Inc. (“Encoda”).
Note B — Adjustments to engineering, selling and administrative expenses for the quarter and two quarters ended December 30, 2005 include the write-off of in-process research and development ($3.6 million) and other expenses ($2.9 million) associated with our acquisition of Leitch Technology Corporation (“Leitch”) and severance costs associated with product discontinuances in the Microwave Communication segment ($0.5 million). Adjustments to engineering, selling and administrative expenses also include severance and other costs associated with previously announced cost reduction actions including the transfer of European manufacturing to the United States and outsourcing of other manufacturing activity in the Broadcast Communications of $5.2 million for the quarter ended December 30, 2005 and $23.2 million for the two quarters ended December 30, 2005. Adjustments to engineering, selling and administrative expenses for the quarter and two quarters ended December 31, 2004, relate to the write-off of in-process research and development ($3.8 million).
Note C — Adjustments to the Microwave Communications segment operating income for the quarter and two quarters ended December 30, 2005 relate to the inventory write-downs and severance costs associated with product discontinuances in the Microwave Communications segment ($35.5 million). We expect to have an additional $5 million of costs related to these product discontinuances in the second half of fiscal 2006 primarily due to the shut-down of our manufacturing activities in Montreal, Canada.
Note D — Adjustments to the Broadcast Communications segment operating income for the quarter and two quarters ended December 30, 2005 include the write-off of in-process research and development ($3.6 million) and other expenses ($2.9 million) associated with our Leitch acquisition. Adjustments to Broadcast Communications segment operating income include inventory write-downs associated with previously announced cost reduction actions including the transfer of European manufacturing to the United States and outsourcing of other manufacturing activity in the Broadcast Communications segment of $5.2 million for the quarter ended December 30, 2005 and $23.2 million for the two quarters ended December 30, 2005. The adjustments to Broadcast Communications segment operating income for the quarter and two quarters ended December 31, 2004, relate to the write-off of in-process research and development ($3.8 million), and impairment losses on capitalized software development costs ($4.8 million) associated with our acquisition of Encoda Systems, Inc. We expect to have an additional $7 million of costs related to the cost-reduction actions and an additional $2 million of costs associated with the Leitch acquisition in the second half of fiscal 2006.